UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: March 18, 2008

PUBLIC MEDIA WORKS, INC.

A Delaware Corporation

(Exact name of registrant as specified in its charter)

DELAWARE	000-29901	98-0020849
(State or other jurisdiction of incorporation or organization)	Commission file number	(IRS Employer Identification No.)

14759 Oxnard Street

Van Nuys, California 91411

(Address of principal executive offices)

818-904-9029

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry Into A Material Definitive Agreement

On March 18, 2008, Public Media Works, Inc. (the “Company”) executed a Project Management Agreement with Corbin Bernsen providing for his involvement with certain projects of the Company in exchange for 50% of the revenue or sales proceeds which the Company may receive from the projects. The description of the terms of the agreement is qualified by reference to the complete copy of such agreement which is filed as an exhibit to this report and incorporated herein by reference.

ITEM 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Effective as of March 18, 2008, Corbin Bernsen has resigned as the Chief Executive Officer, President and Secretary, and as a director of the Company. The resignations of Mr. Bernsen are not due to any disagreements with the Company. Mr. Bernsen will remain involved with the Company as the President of the “Public Film Works” division of the Company which the Company plans to formally establish.

Effective as of March 18, 2008, the Board of Directors of the Company has appointed Al Hayes as the Company’s Chief Executive Officer and Secretary, and a director. Mr. Hayes served as the Chief Operating Officer of Chicago Pictures from November 2005 to December 2007. Chicago Pictures is a film production company which has produced films including “If I had Known that I was a Genius,” which was an Official Sundance entry for competition, and “Train Wreck.” Prior to his position with Chicago Pictures, Mr. Hayes was Head of Production for Gibraltar Entertainment films from May 2004 to November 2005. Gibraltar is a film production company which produced films including “The Flock”, “Van Wilder 2” and “Rescue Dawn”. From May 2001 to May 2004, Mr. Hayes was President of Premier Films, an independent film sales and marketing firm. Mr. Hayes has also co-produced two films, “The Heart is Deceitful above All Things” in 2004, which was selected for competition at the Cannes Film Festival in 2004, and “I Love Your Work” in 2003. Mr. Hayes holds a Bachelor of Arts Degree from California State University Long Beach and a Law Degree from Western State University.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

No.	Description

10.66	Project Management Agreement with Mr. Bernsen dated March 18, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PUBLIC MEDIA WORKS, INC.

Dated:	March 24, 2008	By:	/s/ Al Hayes
Al Hayes
Chief Executive Officer